EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (the “Agreement”) is effective as of the 4th day of May, 2022 by and between BrightSphere Inc., a Delaware corporation with an address at 200 Clarendon Street, 53rd Floor, Boston, Massachusetts 02116 (“BrightSphere”), and Christina Wiater (the “Employee”).
1.DEFINITIONS
In this Agreement, unless the context otherwise requires:
(i) The following terms shall have the following meanings:
“Basic Termination Payments” means (i) the Salary payable to Employee under Section 4.1 through the termination of employment, (ii) any expense reimbursements under Section 4.6 for expenses reasonably incurred in the performance of the Employee’s duties prior to termination, and (iii) the value of any unused vacation accrued to the date of termination of employment;
“Board” means the Board of Directors of the Company or any entity controlling the Company, including without limitation BrightSphere Investment Group Inc.;
“Cause” means (i) the Employee’s willful or reckless misconduct, or gross, continuing or repeated negligence in the performance of the Employee’s duties and responsibilities with respect to the Company, or her material failure to carry out directions which are reasonable in light of the Employee’s primary duties and responsibilities, or any other conduct that results in substantial injury (monetary or otherwise) to the Company or its officers, directors, employees or other agents; (ii) the Employee’s conviction of a felony (including but not limited to any felony conviction occurring prior to the Commencement Date), which has or could have a material adverse effect (monetary or otherwise) on the Company or its officers, directors, employees or other agents; (iii) the Employee’s embezzlement or misappropriation of funds, commission of any material act of dishonesty, fraud or deceit, or violation of any federal or state law applicable to the securities industry (including but not limited to any instances of such misconduct occurring prior to the Commencement Date); (iv) the Employee’s material breach of a legal or fiduciary duty owed to the Company or its officers, directors, employees or other agents; or (v) the Employee’s material breach of any provision of any agreement between the Employee and the Company and its officers, directors, employees or other agents, any Company policy or practice, or any applicable law. Notwithstanding anything in the paragraph to the contrary, this paragraph is not intended to prohibit the Employee from regular and customary critique, evaluation, discipline, or as applicable, termination of the employment or engagement of any officers, employees or agents in the course of the Employee’s duties for the Company. Prior to terminating the Employee for Cause pursuant to clauses (i) and (iv) above, the Company shall provide the Employee with written notice detailing the alleged acts constituting Cause and fifteen (15) days thereafter with an opportunity to cure such acts to the extent such acts are able to be cured.

“COBRA” means Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980B of the Code.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commencement Date” means April 15, 2020;
“Company” means BrightSphere, any company that is a subsidiary or holding company (up to and including the ultimate holding company) of the Company and any subsidiary of any such holding company, and any person or entity directly or indirectly controlling, being controlled by, or under common control with BrightSphere.
“Compensation Committee” means the Compensation Committee of the Board, if any; provided, however, if there should be no Compensation Committee, then such reference to the Compensation Committee shall be to the Board or other authorized body or officer of the Company performing the described function;
“Confidential Information” means any confidential information concerning the business or affairs of the Company or concerning the Company’s customers, clients, vendors, suppliers, business partners, advisors, consultants or employees, including but not limited to the following: any financial information or valuation information concerning the Company, and any other proprietary information of the Company, including that relating to the demonstrably anticipated business of the Company that the Employee obtains, develops or learns in the course of the Employee’s employment by the Company and any and all memoranda, notes, reports, documents, emails and other media containing the foregoing. Confidential Information specifically includes: any inventions (whether or not patentable), works of authorship, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by the Employee during the term of the Employee’s employment, all business, technical and financial information, including trade secrets, information about clients, including their names, addresses and investment history; information about employees or applicants for employment, their compensation, qualifications and performance levels; all information regarding fees, commissions and compensation; all investment, advisory, technical or research data, and financial models developed by the Company and its employees; methods of operation; manuals, books and notes regarding the Company’s products and services; all drawings, designs, patterns, devices, methods, techniques, compilations, processes, product specifications and guidelines, future plans, cost and pricing information, computer programs, formulas, and equations; the cost to the Company of supplying its products and services; written business records, files, documents, specifications, plans and compilations of information concerning the business of the Company; and reports, correspondence, records account lists, price lists, budgets, indices, invoices and telephone records that the Employee obtains, develops, or learns in the course of the Employee’s employment by the Company. “Confidential Information” shall include the Confidential Information of any third party disclosed to the Company under confidentiality obligations and any information which a reasonable person would consider confidential due to the circumstances surrounding disclosure or due to the nature of the information. Confidential Information shall not apply to information that has been independently developed by others or has become generally known through no wrongful act on the part of the Employee or any other person having an obligation of confidentiality to the Company;
“Disability” means that the Employee has, for 90 consecutive days or 180 days in any 12-month period, been disabled as a result of any mental or physical illness in a manner which prevents him from performing the essential functions of her job, with or without reasonable accommodation determined by an independent qualified medical doctor selected by the Company. In such circumstances, the Employee hereby agrees to submit to a medical examination by a qualified medical practitioner appointed by the Company and reasonably acceptable to the Employee;
“Equity Plan” means the BrightSphere Investment Group Inc. Equity Incentive Plan (as amended from time to time).
“Good Reason” means the occurrence of one or more of the following without the Employee’s consent, other than on account of Employee’s inability to perform her duties on account of mental or physical disability: (i) any reduction of the Employee’s Salary; (ii) an adverse change to the Employee’s current title of Principal Financial and Accounting Officer of the Company or reporting relationship; (iii) a material change in the geographic location at which the Employee must regularly perform services for the Company (which, for purposes of this Agreement, means a change in Employee’s principal place of employment by 50 or more miles, provided that such relocation materially increases the time of the Employee’s commute); or (iv) the Company’s material breach of any provision of this Agreement. The Employee must provide written notice of termination for Good Reason to the Company within thirty (30) days after the event constituting Good Reason. The Company shall have a period of thirty (30) days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in the Employee’s notice of termination. If the Company does not correct the act or failure to act, the Employee may terminate her employment for Good Reason not later than (30) days following the end of the Company’s thirty (30)-day cure period. If the event constituting Good Reason is a material reduction in Salary described in subsection (i) above, the Employee’s Salary for purposes of the severance calculations shall be determined without regard to the material reduction described in subsection (i);
“Notice Period” means the period ending sixty (60) days from the date of written notice to terminate the Agreement;
“Term” means the period beginning on the Commencement Date and continuing through the Termination Date;
“Termination Date” means the date when the Employee ceases to be employed by the Company;

“Trade Secrets” means proprietary data and information relating to the business of the Company including, but not limited to, technical or nontechnical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and
(ii) References to Sections are, unless otherwise stated, to sections of this Agreement; and
(iii) Headings to Sections are for convenience only and shall not affect the construction or interpretation of this Agreement.
2.EMPLOYMENT
2.1The Company hereby agrees to employ the Employee and the Employee hereby agrees to accept employment with the Company, on the terms and conditions more fully set forth herein.
2.2The Employee’s employment will continue from the Commencement Date until it is terminated in accordance with the provisions of Section 5 below; provided, however, that the Employee’s employment is at all times on an at-will basis, and either the Employee or the Company may terminate this Agreement with or without Cause, for any reason or no reason, consistent with the provisions of Section 5 herein.
2.3The Employee’s title shall be SVP, Principal Financial and Accounting Officer, and the Employee’s responsibilities shall include such duties and responsibilities that may be assigned consistent with such title.
2.4The Employee will use reasonable best efforts to faithfully, diligently and efficiently perform such duties on behalf of the Company consistent with such office as may be assigned to the Employee from time to time by the Company. The Employee agrees to abide by the reasonable rules, regulations, instructions, personnel practices and policies of the Company, including without limitation BrightSphere’s Code of Ethics as well as its Insider Trading Policy, and any changes therein which may be adopted from time to time, all of which the Employee was first notified in writing. The Employee’s actions as an employee of the Company shall at all times be consistent with the interests of the Company. Under no circumstances will the Employee knowingly take any action contrary to the best interests of the Company.
3.PLACE OF WORK
The Employee shall primarily perform the duties assigned hereunder at the Company’s office presently located in Boston, Massachusetts, and is expected to travel to and work at other Company offices and other appropriate places within or outside the United States for reasonable periods of time as necessary; provided that such travel can be undertaken safely and is consistent with applicable guidance from federal, state or local authorities. Notwithstanding the foregoing, the Employee shall have the reasonable discretion to work remotely.
4.COMPENSATION AND BENEFITS
In consideration of the services performed by the Employee, and subject to performance of the Employee’s duties and responsibilities to the Company, the Company shall provide the Employee with the compensation and benefits described below:
4.1Compensation: The Employee’s salary shall be Four Hundred and Twenty-Five Thousand Dollars ($425,000) per annum (the “Salary”), payable in accordance with the Company’s normal payroll procedures and subject to applicable tax deductions and withholdings.
4.2Bonus: The Employee is currently eligible to receive a target annual bonus of $375,000 (“Bonus”), subject to individual and Company performance, payable in cash and equity pursuant to the Company’s usual pay practice in effect at the time. Payment of the Bonus will be made no later than March 15th of the year following the year the bonus was earned.
4.3Special Retention Incentive Grant: As soon as practicable following the date hereof, subject to the Employee’s continued employment and to the receipt of all necessary approvals, BrightSphere Investment Group Inc. shall grant the Employee a special, one-time retention grant of restricted stock with a grant date value of approximately $350,000 (the “Retention Grant”), which shall vest in full on March 31, 2023, subject to the Employee’s continued employment on the vesting date.
4.4Equity Plan. The Employee shall be eligible to participate in the Equity Plan or any other equity compensation plan that may be adopted, terminated and/or amended from time to time by the Compensation Committee. The issuance, vesting and exercise of any share awards subject hereto shall be approved by the Compensation Committee and shall be in accordance with the Equity Plan or the plan currently in effect. In order to be eligible for the award of any equity, the Employee also shall be required to execute any agreement and/or other document then in effect.
4.5Benefits: Except as provided herein, the Employee shall be eligible to receive the various benefits offered by the Company to its employees, including holidays, vacation, medical, dental, disability and life insurance, and such other benefits as may be determined from time to time. These benefits may be modified or eliminated from time to time at the sole discretion of the Company. Where a particular benefit is subject to a formal plan, eligibility to participate in and receive the particular benefit shall be governed solely by the applicable plan document. Provided, however, should the Company have a severance plan in effect as of Employee’s Termination Date, Employee will not, subject to Section 5.1(D) be eligible for any payments under the plan unless otherwise approved by the Compensation Committee in its sole discretion.
4.6Expenses: The Employee shall be entitled to reimbursement for reasonable out-of-pocket expenses incurred for the Company’s business (including travel and entertainment) in accordance with the policies, practices and procedures of the Company. The Employee shall comply with all Company written policies, practices and procedures, and all codes of ethics or business conduct applicable to the Employee’s position, as may be in effect from time to time and which have been made available to the Employee.
5.TERMINATION OF AGREEMENT/EMPLOYMENT
5.1Payments Upon Termination. Either party may terminate the Employee’s employment in accordance with the provisions of this Agreement. In such event, this Section 5.1 shall set forth and govern the Company’s obligations to make any post-termination payments to the Employee on account of such termination.
(A)Termination for Cause: The Company may terminate this Agreement and the Employee’s employment for Cause immediately upon written notice. Upon termination of the Employee’s employment with the Company in accordance with this Section 5.1(A), Employee shall not be entitled to receive any other compensation or benefit, contingent or otherwise, except as otherwise required by applicable law.
(B)Termination with Notice: Either party may terminate this Agreement and the Employee’s employment for any reason by giving the other party not less than sixty (60) days’ advance notice in writing. If such notice is served by either party, the Company shall be entitled, in its sole and absolute discretion, to terminate the Employee’s employment at any time during the Notice Period and to provide payment in lieu of notice.
(C)Termination by the Employee with Notice:
i.The Company shall pay the Employee the Basic Termination Payments during the Notice Period; and
ii.In the event that the Company terminates this Agreement prior to the end of the Notice Period (without Cause), it shall pay the Employee an amount equivalent to her Salary and a taxable cash lump sum amount equivalent to the Company’s share of the cost of medical and dental benefits with respect to similarly situated active employees of the Company for the remainder of the Notice Period.
(D)By the Company without Cause or by Employee for Good Reason: In the event that the Company terminates this Agreement without Cause (including in such event that the Employee dies or is terminated as a result of Disability during the Notice Period relating to a termination by the Company without Cause), or the Employee terminates this Agreement for Good Reason, the Company will pay the Employee as follows:
i.The Company shall pay the Employee the Basic Termination Payments during the Notice Period;
ii.In the event that the Company terminates this Agreement prior to the end of the Notice Period (without Cause), it shall pay the Employee an amount equivalent to her Salary for the remainder of the Notice Period in one lump sum less applicable taxes and withholdings, if any, under state and federal law. In addition, to the extent the Employee is covered by the Company’s medical, dental, and vision insurance plans and elects within the appropriate time period to continue coverage under COBRA, the Company will pay for the Employee’s COBRA premiums for the remainder of the Notice Period;
iii.A lump sum cash payment equal to the greater of (a) the sum of (x) Employee’s Salary at the rate in effect immediately before the Termination Date, for a period of twelve (12) months, reduced by any amount of Salary paid to the Employee pursuant to clause (ii) above and (y) a lump sum cash payment equal to the most recently paid Bonus, or (b) $800,000;
iv.In addition, to the extent the Employee is covered by the Company’s medical, dental, and vision insurance plans and elects within the appropriate time period to extend her coverage under COBRA, the Company will pay for the Employee’s COBRA premiums for 12 months, reduced by any amount of COBRA premiums paid to or for the Employee pursuant to clause (ii) above following the termination of this Agreement prior to the end of the Notice Period;
v.A cash bonus for the year in which the Termination Date occurs equal to the greater of (a) the most recently paid Bonus or (b) $375,000, in each case pro-rated based on the number of days worked during the termination year through the end of the Notice Period (without regard to whether pay is provided in lieu of all or a portion of the Notice Period); provided, however, if the annual bonus earned for the year prior to the year in which the Termination Date occurs has not yet been paid, the amount payable pursuant to this clause (v) shall be an amount equal to the greater of $375,000 or the most recently paid Bonus; and
vi.Accelerated vesting of the Employee’s restricted stock and restricted stock unit awards such that all unvested shares shall be deemed vested as of the Termination Date. Notwithstanding the foregoing, all of the awards will remain subject to forfeiture pursuant to the Company’s Claw-Back Policy or in the event of a breach by the Employee of any restrictive covenants under this Agreement or under any other agreement with the Company.
(E)Resignation by the Employee Prior to Expiration of the Notice Period: Should the Employee voluntarily resign prior to the expiration of a Notice Period (regardless of the party providing the notice), the Company shall pay the Employee the Basic Termination Payments and the Employee shall not be entitled to receive any other compensation or benefit, contingent or otherwise, except as otherwise required by applicable law.

(F)Termination upon the Employee’s Death or Disability. In the event that the Employee dies during the Term or the Company terminates her employment as a result of Disability (other than during the Notice Period as set forth in Section 5.1(D) above), the Company shall pay the Employee or her estate the following:
1.The Basic Termination Payments; and
2.With respect to a termination due to the Employee’s Disability, the benefit described in Section 5.1(D)(iv);
3.Continuation of the Employee’s Salary for some period of time following the Notice Period, at the discretion of the Compensation Committee;
4.A cash bonus, at the discretion of the Compensation Committee; and
5.Accelerated vesting of the Employee’s restricted stock and restricted stock unit awards such that all unvested shares shall be deemed vested as of the Termination Date. Notwithstanding the foregoing, all of the awards will remain subject to forfeiture pursuant to the Company’s Claw-Back Policy or in the event of a breach by the Employee of any restrictive covenants under this Agreement or under any other agreement with the Company.
(G)Release/Post-Termination Payments: The receipt of the compensation and benefits provided in this Section 5.1 to the Employee shall be in full and final satisfaction of the Employee’s rights and claims under this Agreement (or otherwise). Payment of any post-termination compensation or benefits to the Employee in excess of the Basic Termination Payments shall be in lieu of severance. Notwithstanding anything in this Section 5, if the Employee wishes to receive any portion of the compensation and benefits provided in this Section 5.1 in excess of the Basic Termination Benefits, the Employee (or her estate, in the event of her death) will be required to timely execute and deliver to the Company, and not revoke, a separation agreement substantially in the form provided by the Company (the “Separation Agreement”). The Separation Agreement shall include a complete customary release of claims against the Company and its directors, officers, employees and agents (the “Release”). The Employee shall execute the Separation Agreement and deliver it to the Company within forty-five (45) days following the Termination Date. For a period of seven (7) days following the date the Employee executes the Release, Employee may revoke the Release by delivering a written statement to the Company. To the extent applicable, the Separation Agreement is intended to constitute an agreement made in connection with the Employee’s cessation of or separation from employment that is exempt from the definition of “noncompetition agreement,” within the meaning of Section 24L(a) of Chapter 149 of the General Laws of the Commonwealth of Massachusetts.
5.2Resignations: Upon termination of the Employee’s employment, the Employee will also automatically resign, and will automatically be deemed to have resigned, from all positions with the Company (including any board membership positions), unless otherwise provided by the Board. The Employee hereby grants the Company an irrevocable power of attorney (with right of substitution) to take actions in the Employee’s name to effectuate such resignations.
5.3Upon termination (or suspension) of the Employee’s employment or this Agreement, regardless of the reason, the Employee shall deliver to the Company all books, documents, materials described in Section 6, and all credit cards, keys and other property of the business of the Company which may be in the Employee’s possession, custody or control.
6.RESTRICTIVE COVENANTS
6.1Company Confidential Information, Trade Secrets and Intellectual Property.
(A)The Employee acknowledges and agrees that during employment with the Company, the Employee will acquire Confidential Information and Trade Secrets in relation to the Company and that through dealing closely with customers and clients the Employee will form close connections with and influence over those customers and clients. The Employee acknowledges and agrees that the Confidential Information, Trade Secrets and business relationships of the Company are necessary for the Company to continue to operate its business. The Employee further acknowledges and agrees that the Company has a reasonable, necessary and legitimate business interest in protecting its Confidential Information, Trade Secrets and business relationships and that the following covenants are reasonable and necessary to protect such business interests and are given for good and valuable consideration. Accordingly, the Employee will comply with the policies and procedures of the Company for protecting Confidential Information and Trade Secrets and not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information and Trade Secrets or any physical embodiments thereof other than as required by applicable law or for the proper performance of her duties and responsibilities to the Company, and may in no event take any action causing, or fail to take the action necessary in order to prevent, her disclosure of any Confidential Information and Trade Secrets disclosed to or developed by the Employee to lose its character or cease to qualify as Confidential Information or Trade Secrets.
(B)Nothing in this Agreement prohibits or limits the Employee from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before, the Securities and Exchange Commission, the Department of Justice, FINRA, any other self-regulatory organization or any other governmental, law enforcement, or regulatory authority, regarding this agreement and its underlying facts and circumstances, or any reporting of, investigation into, or proceeding regarding suspected violations of law, and that the Employee is not required to advise or seek permission from the Company before engaging in any such activity; provided, however, in connection with any such activity, the Employee must inform such authority that the information the Employee is providing is confidential.
(C)The Company shall not seek to hold the Employee criminally or civilly liable under any Federal or State trade secret law for the disclosure of a Trade Secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. In addition, the Company shall not seek to hold the Employee criminally or civilly liable under any Federal or State trade secret law for the disclosure of a Trade Secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Finally, if the Employee files a lawsuit for retaliation for reporting a suspected violation of law, the Employee may disclose the Trade Secret to her attorney and use the trade secret information in the court proceeding so long as the Employee files any document containing the Trade Secret under seal and does not disclose the Trade Secret, except pursuant to court order.
(D)The Employee hereby assigns and transfers to the Company any and all rights, title and interest in and to all intellectual property existing now or in the future, including, without limitation, patent rights, copyrights, the right to prepare derivative works, trade secret rights, sui generis database rights, moral and artist rights, and all other intellectual and industrial property rights of any sort in the United States and throughout the world now or hereafter known relating to any and all research, information, client lists, and all other investment, technical and research data any and all inventions (whether or not patentable), works of authorship, designs, trademarks, tradenames, domain names, processes, business plans, financial models, methods, know-how, ideas and information made, conceived, developed or reduced to practice, in whole or in part, by the Employee or on the Employee’s behalf for the benefit of the Company (“Company Intellectual Property”). With regards to any rights, title or interest that cannot be assigned pursuant to the foregoing provision, the Employee agrees to assign and transfer without further consideration any and all such rights, title and interest to the Company and to take any and all such further actions as are appropriate or necessary to accomplish the foregoing and hereby irrevocably appoints the Company to act as the Employee’s attorney for purposes of perfecting the Company’s interest in such Company Intellectual Property.
6.2Noncompetition. The Employee hereby agrees that all times during the Term, the Employee shall not whether alone or jointly, or as a partner, manager, member, director, officer, employee, consultant, representative, agent or joint venturer of any other party, directly or indirectly join, finance, invest in, lend to, be employed by, consult for, or otherwise participate in, or be connected with, any business that competes with the Company anywhere the Company does business and/or render services; provided however, that this limitation shall not apply to (1) any equity interest that Employee has in a company whose stock is publicly traded so long as Employee does not own more than 5% of such equity.
6.3Non-Solicitation. The Employee hereby agrees that all times during the Term, the Notice Period, and for a period of twelve (12) months after expiration of the later of the Notice Period or the Termination Date, the Employee shall not whether alone or jointly, or as a partner, manager, member, director, officer, employee, consultant, representative, agent or joint venturer of any other party, directly or indirectly:
(A)Solicit, induce or in any manner attempt to solicit or induce any person employed by or acting as a director, officer or agent of, or consultant to the Company to leave such position and become employed or associated with any other entity or business; or
(B)Employ or attempt to employ or negotiate or arrange the employment or engagement by any other person, of any person who to the Employee’s knowledge was within six months prior to the Notice Period, a director or senior employee of the Company who was personally known to the Employee; or
(C)Solicit, interfere with, disrupt or attempt to disrupt any relationship, contractual or otherwise, between the Company and any of its reasonably known respective clients, customers, partners or joint venturers.
6.4The Employee agrees that the duration and geographic scope of the restrictive provisions set forth in Section 6 herein are reasonable. In the event that any court determines that the duration or geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the Employee agrees that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The Employee also agrees that damages are an inadequate remedy for any breach of the restrictive provisions in this Agreement and that the Company shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of the restrictive covenants herein.
6.5The Employee shall comply as is reasonable with (a) every applicable rule of law in the United States of which Employee knows or reasonably should have known and (b) the rules and regulations of the regulatory authorities of the United States insofar as the same are applicable to employment hereunder and of which Employee knows or reasonably should have known, and (c) every regulation of the Company with respect to insider trading, of which the Employee is first notified in writing.
6.6Subject to Sections 6.1(B) and (C), the Employee shall not during the Term, the Notice Period and at all times following the Termination Date:
(A)Divulge or communicate to any person or persons any Confidential Information (except to employees of, or to attorneys, accountants or other professionals engaged by, the Company with a need to know such information);
(B)Use any Confidential Information for the Employee’s own purposes or for any purposes other than those of the Company; or
(C)Through any failure to exercise all reasonable due care and diligence cause any unauthorized disclosure of any Confidential Information.
6.7All notes, memoranda, records, lists of customers and suppliers and employees, correspondence, documents, computer and other discs and tapes, data listing, codes, designs and drawings and other documents and material whatsoever (whether made or created by the Employee or otherwise) belonging to the business of the Company (and any copies of the same) (a) shall be and remain the property of the Company, and (b) shall be delivered by the Employee to the Company from time to time on demand and in any event on the termination of this Agreement.
6.8Subject to Sections 6.1(B) and (C), the Employee shall not at any time during the Term, Notice Period, and all times following the Termination Date make any untrue, misleading or disparaging statement with respect to the Company (or any of its directors, officers, employees or agents). Nor shall the Employee attribute to himself the investment performance of any single investment or group of investments managed by the Company or claim responsibility for having sourced, recommended, or made any such investment or group of investments. The Company shall use its commercially reasonable best efforts not to make, shall not authorize, and shall instruct its directors and executive officers not to make, any untrue, misleading or disparaging statements about the Employee at any time during the Term, Notice Period, and at all times following the Termination Date. Notwithstanding anything in the paragraph to the contrary, this paragraph is not intended to prohibit the Employee from regular and customary critique, evaluation, or discipline of any officers, directors, employees or agents in the course of the Employee’s duties for the Company.
6.9At no time after the Termination Date shall the Employee directly or indirectly represent himself as being interested in or employed by or in any way connected with the Company, other than as a former employee or officer of the Company. After the Termination Date, Employee shall not in the course of carrying on any trade or business claim, represent or otherwise indicate any present association with the Company for the purpose of carrying on or retaining any business, represent or otherwise indicate any past association with the Company, other than as a former employee or officer of the Company.
6.10From and after the Termination Date, the Employee agrees to cooperate in the transition of her duties and in the business affairs of the Company as may be reasonably requested by the Company. From and after the Termination Date, the Employee shall cooperate reasonably with the Company in the defense or prosecution of any claims or actions then in existence or that may be brought or threatened in the future against or on behalf of the Company, including any claims or actions against its officers, directors, agents and employees. The Employee’s cooperation in connection with such matters, actions, and claims shall include, without limitation, being available (at mutually agreeable times and locations, which agreement shall not be unreasonably withheld by the Employee, and without unreasonably interfering with her other professional obligations) to meet with the Company and its legal or other designated advisors, regarding any matters in which he has been involved; to prepare for any proceeding (including, without limitation, depositions, consultation, discovery, or trial); to provide truthful affidavits; to assist with any audit, inspection, proceeding, or other inquiry; and to act as a witness to provide truthful testimony in connection with any litigation or other legal proceeding affecting the Company. The Employee’s cooperation shall be provided at mutually convenient times and in a mutually convenient manner. The Company shall reimburse the Employee’s reasonable expenses incurred under this Section 6.10, including without limitation, any attorneys’ fees incurred in connection with such cooperation.
6.11The obligations of the Employee under this Section 6 shall survive termination of this Agreement to the extent provided in each sub-section. Further, the provisions of this Section 6 shall continue to apply with full force and effect should the Employee transfer to or otherwise become employed by any Company entity, or be promoted or reassigned to positions other than that held by the Employee as of the Effective Date of this Agreement. The Company shall have the right to communicate the Employee’s ongoing obligations hereunder to any entity or individual with whom the Employee becomes employed by or otherwise engaged following termination of employment with the Company.
7.GENERAL

7.1This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of Commonwealth of Massachusetts, without giving effect to conflict of law principles. Both parties also agree that any action, demand, claim or counterclaim relating to the Employee’s employment, any termination of employment and/or the terms and provisions of this Agreement or to its alleged breach by either party, shall be commenced in Massachusetts as set forth in Section 8 below. Both parties further acknowledge that venue shall exclusively lie in Massachusetts and that material witnesses and documents may be located in Massachusetts.
7.2The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all oral or written employment, consulting, change of control or similar agreements between the Employee, on the one hand, and the Company, on the other hand (including the Employment Agreement between the Employee and BrightSphere Inc. dated April 15, 2020), except as otherwise set forth herein. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. This Agreement is binding upon and inures to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, although the obligations of the Employee are personal and may be performed only by her.
7.3All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by overnight carrier, registered or certified mail, return receipt requested, postage prepaid, or via electronic mail addressed as follows:
If to the Employee: Christina Wiater At the notice address most recently maintained on file with the Company’s Human Resource department

If to the Company: BrightSphere Inc. 200 Clarendon Street, 53rd Floor Boston, Massachusetts 02116 Attn: Chief Legal Officer
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when delivered to the addressee.
7.4The Company shall indemnify the Employee to the full extent permitted by applicable law and shall maintain reasonable insurance coverage (including but not limited to directors’ and officers’ liability insurance coverage) with respect to the Employee’s performance of her duties and responsibilities.
7.5All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. The Employee shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.
7.6In the event of a change in ownership or control of the Company under Section 280G of the Code, if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the aggregate present value of the Payments shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (described below) determines that the reduction will provide the Employee with a greater net after-tax benefit than would no reduction. No reduction shall be made unless the reduction would provide the Employee with a greater net after-tax benefit. The determinations under this Section 7.6 shall be made as follows:
(A)The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with Section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.
(B)Payments under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Employee. Where more than one Payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis. Only amounts payable under this Agreement shall be reduced pursuant to this Section 7.6.
(C)All determinations to be made under this Section 7.6 shall be made by an independent certified public accounting firm selected by the Company and agreed to by the Employee immediately prior to the change-in-ownership or -control transaction (the “Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and the Employee within ten (10) days of the transaction. Any such determination by the Accounting Firm shall be binding upon the Company and the Employee. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section 7.6 shall be borne solely by the Company.
7.7The Employee’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Employee or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
8.ARBITRATION
(A)Except as provided herein, any and all disputes that arise out of or relate to the terms of this Agreement shall be resolved through final and binding arbitration. SUCH ARBITRATION SHALL BE IN LIEU OF ANY TRIAL BEFORE A JUDGE AND/OR JURY, AND THE EXECUTIVE AND THE COMPANY EXPRESSLY

WAIVE ALL RIGHTS TO HAVE SUCH DISPUTES RESOLVED VIA TRIAL BEFORE A JUDGE AND/OR JURY. Such disputes shall include, without limitation, claims for breach of contract or of the covenant of good faith and fair dealing, claims of discrimination, and claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the Employee’s employment with the Company or its termination. The only claims not covered by this requirement to arbitrate disputes, which shall instead be resolved pursuant to applicable law in a court of competent jurisdiction based in Massachusetts, are: (i) claims for benefits under the unemployment insurance benefits; (ii) claims for workers’ compensation benefits under any of the Company’s workers’ compensation insurance policy or fund; (iii) claims under the National Labor Relations Act; (iv) claims brought by the Company for alleged violations of Section 6 of this Agreement; and (v) claims that may not be arbitrated as a matter of law.
(B)Arbitration will be conducted by and before JAMS in Boston, Massachusetts in accordance with the JAMS Employment Arbitration Rules and Procedures (the “JAMS Rules”). To the extent that anything in this arbitration section conflicts with any arbitration procedures required by applicable law, the arbitration procedures required by applicable law shall govern.
(C)During the course of arbitration, the Company will bear the cost of the arbitrator’s fee. The arbitrator will not have authority to award attorneys’ fees unless a statute or contract at issue in the dispute authorizes the award of attorneys’ fees to the prevailing party. In such case, the arbitrator shall have the authority to make an award of attorneys’ fees as required or permitted by the applicable statute or contract.
(D)The arbitrator shall issue a written award that sets forth the essential findings of fact and conclusions of law on which the award is based. The arbitrator shall have the authority to award any relief authorized by law in connection with the asserted claims or disputes. The arbitrator’s award shall be subject to correction, confirmation, or vacation, as provided by applicable law setting forth the standard of judicial review of arbitration awards. Judgment upon the arbitrator’s award may be entered in any court having jurisdiction thereof.
9.SECTION 409A COMPLIANCE
(A)General. It is intended that compensation paid or delivered to the Employee pursuant to this Agreement is either paid in compliance with, or is exempt from, Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”). If the Employee notifies the Company (with specificity as to the reason therefor) that he believes that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause him to incur any additional tax or interest under Section 409A and the Company concurs with such belief or the Company independently makes such determination, the Company shall, after consultation with the Employee, to the extent legally permitted and to the extent it is possible to timely reform the provision to avoid taxation under Section 409A, reform such provision to attempt to comply with Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to both the Employee and the Company of the applicable provision without violating the provisions of Section 409A but in any case Employee hereby agrees that all personal income taxes on her compensation under this Agreement and all penalties and interest with respect to such personal income taxes, if any, are her own responsibility. In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A, or any similar Treasury regulations or IRS rules or regulations that replace or supersede Treasury Regulation Section 1.409A after the Effective Date and that relate to the same or similar subject matter as Treasury Regulation Section 1.409A.
(B)Amounts Payable On Account of Termination: To the extent necessary to comply with Section 409A, for the purposes of determining when amounts subject to Section 409A that are payable upon Employee’s termination of employment under this Agreement will be paid, “termination of employment” or words of similar import, as used in this Agreement, shall be construed as the date that Employee first incurs a “separation from service” within the meaning of Section 409A.
(C)Reimbursement: Any taxable reimbursement of business or other expenses as specified under this Agreement shall be subject to the following conditions: (A) the expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year; (B) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; (C) the right to reimbursement shall not be subject to liquidation or exchange for another benefit; and (D) in accordance with the policies, practices and procedures of the Company.
(D)Specified Employees: If the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment that is considered deferred compensation subject to Section 409A payable on account of a “separation from service,” such payment or benefit shall be made, or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service”, and (ii) the date of the Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, with interest thereon calculated at the long-term applicable federal rate (annual compounding) under Section 1274(d) of the Code in effect on the date of termination of employment, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(E)Interpretative Rules: In applying Section 409A to amounts paid pursuant to this Agreement, any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

10.ACKNOWLEDGMENTS
The Employee acknowledges that: (i) the Employee received this Agreement at least ten (10) business days prior to the date on which Section 6.2 is to be effective; (ii) the Employee has the right to consult with counsel prior to signing this Agreement; and (iii) the Employee has had a full and adequate opportunity to read, understand and discuss with the Employee’s advisors, including legal counsel, the terms and conditions contained in this Agreement prior to signing hereunder.

IN WITNESS WHEREOF this Agreement has been executed as of May 4, 2022.

EMPLOYEE

/s/ Christina Wiater
Christina Wiater

BRIGHTSPHERE INC.

/s/ Suren Rana
By: Suren Rana
Its: President and CEO